Exhibit 10.22

LIONS GATE ENTERTAINMENT CORP.
SHARE APPRECIATION RIGHTS AWARD AGREEMENT

     THIS SHARE APPRECIATION RIGHTS AWARD AGREEMENT (this “Award Agreement”) is made by and between Lions Gate Entertainment Corp., (the “Corporation”), and Steve Beeks (the “Grantee”) as of February 2, 2004 to evidence the award (the “Award”) by the Corporation to the Grantee of the number of share appreciation rights (the “SARs”) set forth below.

Number of SARs:[1]	1,000,000	Award Date: February 2, 2004

Base Price per SAR:[1]	$5.20	Expiration Date: February 2, 2009

Vesting1,2

25% of the total number of SARs subject to the Award shall become vested on the Award Date, and 25% of the total number of SARs subject to the Award shall become vested on each of the first, second and third anniversaries of the Award Date.

     The Award is subject to the Terms and Conditions of Share Appreciation Rights (the “Terms”) attached to this Award Agreement and incorporated herein by this reference. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation, equity rights, incentive awards or employee benefits otherwise payable or to be paid to the Grantee pursuant to the Employment Agreement. The parties agree to the terms of the Award set forth herein, and the Grantee acknowledges receipt of a copy of the Terms.

“GRANTEE”

/s/ Steven P. Beeks
Signature

Steven P. Beeks
Print Name

LIONS GATE ENTERTAINMENT CORP.

By: /s/ Wayne Levin
Its: GC

CONSENT OF SPOUSE

     In consideration of the Corporation’s execution of this Award Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof.

/s/ Pamela H. Beeks	2/11/04
Signature of Spouse	Date

1	Subject to adjustment under Section 4.1 of the Terms.

TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS

1.	Vesting; Limits on Exercise.

     As set forth on the cover page of this Award Agreement, the SARs shall vest and become exercisable in percentage installments of the aggregate number of SARs subject to the Award. The SARs may be exercised only to the extent the SARs are then vested and exercisable.

1.1	Cumulative Exercisability. To the extent that the SARs are vested and exercisable, the Grantee has the right to exercise the SARs (to the extent not previously exercised), and such right shall continue until the expiration or earlier termination of the SARs.

1.2	Minimum Exercise. No fewer than 100 SARs may be exercised at any one time, unless the number exercised is the total number of SARs that are exercisable at the time they are exercised.

2.	No Employment or Service Commitment.

     Except as otherwise specifically provided in the Award Agreement, including paragraph 4.3.3, below, the vesting schedule requires continued employment through each applicable vesting date as a condition to the vesting of the SARs and the rights and benefits under this Award Agreement. Except as otherwise specifically provided in the Award Agreement, including paragraph 4.3.3, below, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment.

     Nothing contained in this Award Agreement constitutes an employment or service commitment by the Corporation or Employer, affects the Grantee’s status as an employee who is subject to termination without Cause, confers upon the Grantee any right to remain in the employ or service of the Corporation or Employer, interferes in any way with the right of the Corporation or Employer at any time to terminate such employment or service, or affects the right of the Corporation or Employer to increase or decrease the Grantee’s other compensation; subject in each case to any independent rights the Grantee may be entitled to under the Employment Agreement or any other separate employment or service contract, employment-related agreement or arrangement other than this Award Agreement.

3.	Exercise and Payment of SARs.

3.1	Method of Exercise. The SARs shall be exercisable by delivery to the Corporation of an executed Exercise Agreement substantially in the form attached hereto as Exhibit A or such other written reasonable form as from time to time may be required by the Corporation (the “Exercise Agreement”).

3.2	Payment of SARs.

3.2.1	Amount. Upon the exercise of the SARs and the attendant surrender of an exercisable portion of the Award, the Grantee will be entitled to receive payment of an amount (subject to the tax withholding provisions of Section 3.3) determined by multiplying:

(a)	the difference (but not less than zero) obtained by subtracting the Base Price of the SARs being exercised from the per-share Fair Market Value (as defined below) of the common shares of the Corporation (the “Common Shares”) as of the date of exercise, by

(b)	the number of SARs being exercised.

3.2.2	Form of Payment. Subject to Section 3.2.3, payment of the amount determined under Section 3.2.1 will be paid in cash or cash equivalent (i.e., certified, cashier’s or Corporation check) as soon as administratively practicable after the applicable exercise date of the SARs.

3.2.3	Corporation Right to Defer Payment and Pay in Installments. If the amount due to the Grantee for the exercise of an SAR exceeds an amount determined by the Board of Directors of the Corporation (the “Board”) to be necessary to maintain in the business of the Corporation, the Corporation may, in its discretion, elect to pay such amount due in up to three annual installments. If the Corporation so elects, the first installment shall be paid within 90 days of the date of such SAR exercise (the “First Delivery Date”), the second installment shall be paid (with interest on the unpaid principal amount accruing from the First Delivery Date) on the first anniversary of the First Delivery Date, and the third installment shall be paid (with interest on the unpaid principal amount accruing from the first anniversary of the First Delivery Date) in the same manner on the second anniversary of the First Delivery Date. Interest on unpaid principal amounts shall accrue at a variable annual rate equal to the prime rate of the Corporation’s primary bank lender (“Prime”) determined as of the beginning of each 12-month period (commencing on a delivery date) included in the deferred payment period.

3.2.4	SARs Not Funded. SARs payable under this Award Agreement will be paid from the general assets of the Corporation, and no special or separate reserve, fund or deposit will be made to assure payment of the SARs. Neither this Award Agreement nor any action taken pursuant to the provisions of this Award Agreement will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and Grantee (or any other person). To the extent that Grantee (or any permitted transferee) acquires a right to receive payment pursuant to any SAR hereunder, such right will be no greater than the right of any unsecured general creditor of the Corporation.

3.2.5	Definition of Fair Market Value. For purposes of this Award Agreement, “Fair Market Value” means the weighted average price per share of the Common Shares on the principal stock exchange upon which the Common Shares are listed or upon which the Common Shares have been approved for listing (the “Stock Exchange”) for the five days on which Common

Shares were traded immediately preceding the date in respect of which Fair Market Value is to be determined. If the Common Shares are not listed and posted for trading on a Stock Exchange on such date, the Fair Market Value shall be such price per Common Share as the Board, acting in good faith, may determine.

3.3	Tax Withholding. Upon payment of any SAR, the Corporation may deduct from any amount payable in cash the amount of any taxes which the Corporation may be required to withhold with respect to such payment. In the event that the Corporation is not permitted to satisfy such tax obligations in such manner, or should any tax withholding obligation arise upon the grant or vesting of any SAR, the Corporation may require the Grantee (or his personal representative or his beneficiary, in the case of the Grantee’s disability or death, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation may be required to withhold with respect to such SAR event or payment.

4.	Adjustments; Termination of Employment.

4.1	Adjustments. Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any amalgamation, merger, combination, consolidation or other reorganization; any split-up; spin-off, or similar extraordinary dividend distribution (“spin-off”) in respect of the Common Shares (whether in the form of securities or property); any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; or a sale of substantially all the assets of the Corporation as an entirety (“asset sale”); then the Corporation shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

•	in any of such events, proportionately adjust (i) the number of SARs subject to any or all outstanding SARs or that thereafter may be made subject to such SARs, or (ii) the Base Price and/or the methodology for determining Fair Market Value with respect to any or all outstanding SARS, or

•	in the case of a reclassification, recapitalization, amalgamation, merger, consolidation, combination, or other reorganization, spin off or asset sale, make provision for a cash payment or for the substitution or exchange of any or all outstanding SARs.

In any of such events, the Corporation may take such action prior to such event to the extent that the Corporation deems the action necessary to permit the Grantee to realize the benefits intended to be conveyed under the Award.

4.2	Change in Control.

4.2.1	Possible Early Termination of Accelerated SARs. The Corporation may deem the SARs to have been exercised (in which case, the outstanding and otherwise unvested SARs shall be deemed to be fully vested and so exercised) upon or immediately prior to any of the following events: (a) a dissolution of the Corporation, (b) an event described in Section 4.1 that the Corporation does not survive, or (c) the consummation of a Change in Control Event approved by the Board. In such event, the SARs shall terminate and the Grantee’s right with respect to this Award thereafter shall be only the right that the Grantee has to receive the payment due to the Grantee (if any) pursuant to Section 3.2 with respect to such deemed exercised and terminated SARs.

4.2.2	Definition of Change in Control Event. “Change in Control Event” means any of the following:

(a)	The acquisition by any “Person” (an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding common shares of the Corporation (the “Outstanding Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”).

(b)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of, the Outstanding Common Shares of the Corporation, and the Outstanding Voting Securities of the Corporation, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction owns the Corporation or all or substantially all of the assets of the Corporation assets directly or through one or more subsidiaries).

4.3	Effect of Termination of Employment on Outstanding SARs.

4.3.1	Dismissal for Cause. Subject to earlier termination on the Expiration Date of the Award or pursuant to Section 4.2, if the Grantee’s employment by Employer is terminated by the Corporation or Employer for Cause (as defined in the Employment Agreement), the Award and all SARs subject to the Award will terminate on the date of the Employment Severance Date, whether or not then vested andor exercisable.

4.3.2	Termination for Any Reason other than Cause and other than by the Employer or Corporation without Cause.

     Subject to earlier termination on the Expiration Date of the Award or pursuant to Section 4.2, if the Grantee’s employment by Employer or the Corporation terminates for any reason (including for Good Reason (as such term is defined in the Employment Agreement)) other than (i) by the Corporation or Employer for Cause, or (ii) by the Corporation or the Employer without Cause, the following shall govern:

(a)	the Grantee will have until the date that is six months after the Employment Severance Date to exercise any or all of the SARs to the extent that such SARs are vested on the Employment Severance Date;

(b)	the SARs, to the extent not vested on the Employment Severance Date, shall terminate on the Employment Severance Date; and

(c)	the SARs, to the extent exercisable for the six month period following the Employment Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the six month period.

If the termination of the Grantee’s services to Employer is a result of the Grantee’s death, the SARs may be exercised only by the person or persons to whom the Grantee’s rights under the Award pass by the Grantee’s will or applicable laws of descent and distribution and only to the extent that the Grantee was entitled to exercise such SARs at the date of his death.

4.3.3	Termination for by the Employer or the Corporation without Cause.

Subject to earlier termination on the Expiration Date of the Award or pursuant to Section 4.2, notwithstanding anything to the contrary, if the Employer terminates Executive’s employment without Cause, then, to the extent not vested, Executive’s SARs shall continue to vest in accordance with the terms of this Award Agreement; specifically, 25% of the total number of SARs shall become vested on the Award Date, and 25% of the total number of SARs shall become vested on each of the first, second, and third anniversaries of the Award Date.

5.	Non-Transferability and Other Restrictions.

     The Award and any other rights of the Grantee under this Award Agreement are nontransferable and exercisable only by the Grantee, except that such transfer and exercise restrictions shall not apply to:

•	transfers to the Corporation;

•	the designation of a beneficiary to receive benefits if the Grantee dies or, if the Grantee has died, transfers to or exercises by the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

•	if the Grantee has suffered a disability, permitted transfers or exercises on behalf of the Grantee by the Grantee’s duly authorized legal representative; or

•	transfers pursuant to a qualified domestic relations order.

6.	Securities Law Compliance.

     The Grantee acknowledges that the Award and the SARs subject to the Award are not being registered or qualified under applicable securities laws based, in part, in reliance upon an exemption from registration and qualification under such laws. The Grantee by executing this Award Agreement hereby makes the following representations to the Corporation and acknowledges that the Corporation’s reliance on such securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•	The Grantee has an individual net worth, or joint net worth with his spouse, of more than $1,000,000; or has had individual net income in excess of $200,000 in each of the two most recent years (or joint net income with his spouse in excess of $300,000 in each of those years) and reasonably expects to reach that same income level in the current year.

•	The Grantee is aware that the SARs may be of no practical value, that any value they may have depends on their vesting and exercisability as well as an increase in the Fair Market Value of the underlying Common Shares to an amount in excess of the Base Price.

7.	Legal Compliance.

     The granting, vesting, exercise and payment of SARs under this Award Agreement are subject to compliance with all applicable laws, rules and regulations (including but not limited to securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.

8.	Notices.

     Any notice to be given under the terms of this Award Agreement or the Exercise Agreement shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied, telegraphed, or delivered, if to the Corporation, at its principal office to the attention of the Secretary, and if to the Grantee, at the Grantee’s last address on the payroll records of the Corporation, or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received, if mailed, telexed, telecopied, or telegraphed, forty-eight hours after the time of mailing, telexing, telecopying, or telegraphing, and if delivered, upon delivery. If normal mail service is interrupted by a labour dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other services as may be available to ensure prompt delivery or shall deliver such notice.

9.	Entire Agreement.

     This Award Agreement, together with the form of Exercise Agreement attached hereto and the Employment Agreement, together constitute the entire agreement, and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Award Agreement and the Exercise Agreement may be amended only by a written instrument signed by both the Grantee and the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Exercise Agreement in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

10.	No Privileges of Share Ownership.

     SARs are used solely as a device for determining the cash benefits (if any) to be paid to the Grantee in accordance with the terms of this Award Agreement. The Grantee shall not be entitled to any voting, dividend, or other shareholder rights, or financial equivalents thereof, with respect to SARs. Unless otherwise provided by the Board, no payment, nor any other adjustment, will be made with respect to any outstanding SAR.

11.	Governing Law; Captions; Language; Corporate Powers; Other Benefits.

     This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder. Captions and headings are given to the sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision hereof.

     The parties hereto have requested that this Award Agreement and the certificates, documents or notices relating thereto be drafted in the English language.

     The existence of the Award and this Award Agreement shall not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation’s capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     Payments and other benefits received by the Grantee made pursuant to this Award Agreement shall not be deemed a part of the Grantee’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation, Employer or one of their affiliates unless expressly so provided by such other plan or arrangements.

(Remainder of Page Intentionally Left Blank)

EXHIBIT A

LIONS GATE ENTERTAINMENT CORP.
SHARE APPRECIATION RIGHTS EXERCISE AGREEMENT

     The undersigned (the “Purchaser”) hereby irrevocably elects to exercise his/her; right, evidenced by that certain Share Appreciation Rights Award Agreement dated as of                                                              (the “Award Agreement”), to exercise                                                              SARs (as such term is defined in the Award Agreement) (subject to applicable withholding taxes pursuant to Section 3.3 of the Award Agreement).

     The Purchaser acknowledges that all of his rights are subject to, and the Purchaser agrees to be bound by, all of the terms and conditions of the Award Agreement, which is incorporated herein by this reference. If a conflict or inconsistency between the terms and conditions of this Exercise Agreement and of the Award Agreement shall arise, the terms and conditions of the Award Agreement shall govern. The Purchaser acknowledges reading and understanding these documents and having an opportunity to ask any questions that he may have had about them.

“PURCHASER”

Signature

Print Name

Date

ACCEPTED BY:
LIONS GATE ENTERTAINMENT CORP.

By:

Its:

(To be completed by the Corporation after the satisfaction of applicable withholding taxes has been verified.)